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Annual Statement of Compliance

VIA: EMAIL

J.P. Morgan Chase Commercial Mortgage Securities Corp.
270 Park Avenue, 10th Floor
New York, New York 10017

Re:	J.P. Morgan Chase Commercial Mortgage Securities Trust 2008-C2 Commercial Mortgage Pass-Through Certificates, Series 2008-C2 (the "Trust")

I, James A. Jendra on behalf of Bank of America, National Association as successor by merger to LaSalle Bank National Association, as trustee and paying agent (the “Certifying Servicer”) certify to J.P. Morgan Chase Commercial Mortgage Securities Corp. and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that

1.    I have reviewed the Certifying Servicer's activities during the preceding calendar year or portion thereof and the Certifying Servicer's performance under the Pooling and Servicing Agreement; and

2.    To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Pooling and Servicing Agreement in all material respects throughout such year or portion thereof.

Date:      3/10/09
Bank of America, National Association as successor by merger to LaSalle Bank National Association

/s/ James A. Jendra
James A. Jendra
Senior Vice President
Americas Executive

Tel: 312.904.1671
IL4 - 135-17-16
135 S. LaSalle St, Chicago, IL 60603

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